Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 14, 2017, except for the Reverse Stock Split paragraph in Note 16, as to which the date is February 9, 2018, in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-227689) and related Prospectus of Avinger, Inc. for the registration of Class A Units, Class B Units and common shares underlying shares of Series C Preferred Stock and warrants.

/s/ Ernst & Young LLP

San Francisco, California
October 19, 2018